Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190085 on Form S-8 of Physicians Realty Trust of our report dated November 12, 2013 with respect to the Statement of Revenues and Certain Direct Operating Expenses of the Oklahoma City Property for the year ended December 31, 2012.

/s/ Plante & Moran, PLLC

Chicago, Illinois
November 12, 2013